FOR IMMEDIATE RELEASE


Contact:    John S. Holle - FLAG Financial Corporation (706/845-5005)
            J. Daniel Speight, Jr. - FLAG Financial Corporation (912/268-2200) Robert G. Cochran - Thomaston Federal Savings Bank (706/647-6601)


                FLAG FINANCIAL CORPORATION COMPLETES MERGER WITH
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                         THOMASTON FEDERAL SAVINGS BANK
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LAGRANGE,  GA (AUGUST  30,  1999) -- FLAG  FINANCIAL  CORPORATION  (NASDAQ:FLAG)
Chairman, John S. Holle, and President and CEO, J. Daniel Speight, Jr., announced today that FLAG Financial Corporation had completed its merger with Thomaston Federal Savings Bank ("Thomaston"), located in Thomaston, Georgia. The merger became effective August 27, 1999 and was accomplished through merging Thomaston Federal Savings Bank with a wholly-owned subsidiary of FLAG Financial Corporation, created solely to facilitate the merger. As a result of the merger, Thomaston Federal Savings Bank has become a subsidiary of FLAG Financial Corporation.

The transaction will be accounted for as a pooling of interests and is expected to be accretive to FLAG's earnings. As of June 30, 1999, Thomaston had approximately $55 million in assets and operated one full-service office in Thomaston, Georgia and four loan production offices, two of which are in Columbus and Macon, Georgia and two of which are in Phenix City and Opelika, Alabama.

The agreement provides that Thomaston Federal shareholders will receive 1.7275 shares of FLAG Financial Corporation Common Stock for each share of Thomaston Federal Common Stock. The transaction will increase FLAG shares outstanding by approximately 1.1 million shares.

Commenting on the merger, John S. Holle and J. Daniel Speight, Jr. stated, "We are continuing to strengthen our presence in our core markets. Thomaston, which is strategically located between Macon and LaGrange, will enhance our market position in central Georgia and will significantly expand our customer base."


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Robert G. Cochran,  President and CEO of Thomaston  Federal Savings Bank,  added
"We are excited to have completed the transaction and look forward to integrating our business into FLAG's operations. FLAG's heavy investment in technology and other resources will enable Thomaston Federal to achieve a level of performance that would not have been possible on a stand-alone basis."

FLAG Financial Corporation is a multi-bank holding company whose wholly-owned subsidiaries are First Flag Bank, based in LaGrange, Georgia, and Citizens Bank, based in Vienna, Georgia. Partner banks, which include Bank of Milan, based in Milan, Georgia, The Brown Bank, based in Metter, Georgia, and Empire Banking Company, based in Homerville, Georgia, were successfully merged into Citizens Bank at year-end 1998. FLAG's franchise currently includes 25 offices serving 12 communities in the regions of west central, middle and southeast Georgia.

FLAG has also announced the execution of Definitive Agreements to combine operations with Abbeville Capital Corporation, parent company of The Bank of Abbeville, located in Abbeville, South Carolina, and First Hogansville
Bankshares, Inc., parent company of The Citizens Bank, located in Hogansville, Georgia. Including the Thomaston merger, other pending transactions which are expected to be completed within the third quarter, and branch openings of First Flag Bank - Statesboro, First Flag Bank - Atlanta and The Eagle's Landing Center, FLAG's franchise will increase to 35 offices in 19 communities, and will extend into South Carolina. FLAG's outstanding shares will increase to approximately 9.1 million as a result of these mergers. FLAG's common stock is traded and quoted on The Nasdaq National Market under the symbol "FLAG."


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